Exhibit 99.1

DatChat Launches the Habytat Mobile Metaverse for the Masses

Habytat Offers Free NFT Deeded Metaverse Property and Houses to Users

New Brunswick, NJ – May 11, 2023 – DatChat Inc. (Nasdaq DATS), today launches the initial version of its Habytat open mobile metaverse through its SmarterVerse, Inc. subsidiary. Habytat version 1.0 offers users free NFT deeded properties and houses in Geniuz City, the first residential area of the Habytat modeled after Miami’s Wynwood arts district. As of today, users can visit art galleries, explore the town, interact with others, take selfies with famous landmarks, customize their properties and enjoy the experiences that the Habytat has to offer.

Recognizing the high barrier to entry with existing metaverse platforms, Habytat’s mission is to democratize access through a variety of key offerings. By being available via mobile devices and offering free ownership of land and homes, Habytat breaks down obstacles that previously limited participation, such as the necessity for expensive gear such as VR headsets or metaverse properties. The development of more realistic looking content, daily rewards, games, and new utilities further enhance the user experience in an engaging way.

“Currently, most people have no idea what the metaverse is, what it does, what it looks like or how to get involved, which has impeded mass adoption by the average consumer. We saw a unique and timely opportunity to leverage our patents and develop new technology that hopefully leads to more people joining and seeing the value in the metaverse. Habytat offers all users free NFT deeded properties that will serve as a key to the new social media, unlocking interesting content, new utilities and access through both mobile devices and virtual reality,” stated Darin Myman, CEO of DatChat.

“The next generation of social media will change how we exchange, store, and control our information. Having the ability to delete or preserve your data will change the current data ownership model in favor of the consumer.”

Users can visit art galleries, walk around town, interact with others, take selfies with famous landmarks, customize their properties and enjoy the culture of Geniuz City. Version 2.0 of the Habytat is scheduled to launch in June of 2023, and will include a full virtual reality experience, AI Pets with an interactive dog park, a Music District, and much more.

“We have built a highly talented team of over fifty game developers, graphic artists and back-end developers that have worked tirelessly to create Habytat 1.0. This is just the beginning of the journey for us. We are very proud of Habytat, but the best is yet to come,” stated Gianfranco Lopane, President, Smarterverse, Inc.

The official in-world currency of the Habytat is the “Nirad,” which can be earned through participation on the DatChat Social Network+ or the Habytat and used to upgrade properties and experiences in the Habytat.

The Habytat is available as a free download for both iOS and Android. For more information, visit Habytat.io.

About Habytat

Habytat by SmarterVerse, a subsidiary of DatChat Inc., is a metaverse platform and consumer-first social network. By dramatically lowering the financial and technical barriers to entry to the metaverse, Habytat is democratizing access to the digital realm and giving users a remarkable opportunity to co-create community, business and life together. Learn more at habytat.io.

About DatChat Inc.

DatChat Inc. is a secure messaging, metaverse, and social media company that not only focuses on protecting privacy on personal devices, but also protects user information after it is shared with others. The DatChat Messenger & Private Social Network presents technology that allows users to change how long their messages can be viewed before or after users send them, prevents screenshots, and hides encrypted photos in plain sight on camera rolls. DatChat's patented technology offers users a traditional texting experience while providing control and security for their messages. With the DatChat Messenger, a user can decide how long their messages last on a recipient's device, while feeling secure that at any time, they can delete individual messages or entire message threads, making it like the conversation never happened.